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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

American Woodmark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3102 Shawnee Drive

Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Museum of the Shenandoah Valley, 901 Amherst Street, Winchester, Virginia, on Thursday, August 21, 2008, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect nine directors to serve a one-year term on the Company’s Board of Directors,

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2009,

3.	To consider and vote upon a proposal to reapprove the Shareholder Value Plan for Employees as amended and restated May 1, 2008, and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 25, 2008, will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 10, 2008

AMERICAN WOODMARK CORPORATION

3102 Shawnee Drive

Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the “Company”) on or about July 11, 2008, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors in the accompanying form for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on August 21, 2008, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2008, is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview. The Company will bear the cost of all solicitation. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 25, 2008, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 14,070,946 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy,

•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares, or

•	attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2009, unless otherwise specified by the shareholder.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the nine nominees receiving the greatest number of votes cast will be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

Participants in the American Woodmark Corporation Investment Savings Stock Ownership Plan will receive a proxy packet from the Company’s transfer agent and registrar, American Stock Transfer & Trust Company, enabling them to vote the participant’s shares of the Company’s common stock held in their plan accounts. The Newport Group, the Plan’s Administrator, will determine the number of shares of ownership per each participant and communicate share ownership to the transfer agent. Voting instructions by the participant must be returned and properly executed in the envelope provided to be voted. If a participant does not return an executed proxy, then no shares will be voted from the participant’s account.

ITEM 1—ELECTION OF DIRECTORS

The Board is currently comprised of nine members. The Company has nominated nine persons for election as directors, each of whom presently serves as a director of the Company. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each of the nominees listed below was elected by shareholders at the last Annual Meeting for a term expiring at the upcoming Annual Meeting.

Although the Company anticipates all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate. Each nominee has consented to serve as a Director, if elected.

Information Regarding Nominees

The names and ages of the Company’s nominees, their principal occupations or employment and other information regarding each nominee are set forth below.

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	62	Retired; Company Chairman and Executive Officer from 1996 to 2004	1980

James J. Gosa	61	Company Chairman from 2004 to present; Company Chief Executive Officer from 1996 to 2007; Company President from 1996 to August 2006	1995

Martha M. Dally	57	Retired; Vice President Customer Development of Sara Lee Corporation (a public company and manufacturer and marketer of consumer products) from 2005 to 2006; Chief Customer Officer of Sara Lee from June 2003 to July 2005; Senior Vice President Business Development from May 2002 to June 2003 of Sara Lee Apparel, Europe	1995

Kent B. Guichard	52	Company President and Chief Executive Officer from August 2007 to present; Company President and Chief Operating Officer from August 2006 to August 2007; Company Executive Vice President and Chief Operating Officer from September 2005 to August 2006; Company Executive Vice President from May 2004 to September 2005; Company Senior Vice President and Chief Financial Officer from 1999 to April 2004; Company Corporate Secretary from 1997 to February 2005	1997

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Kent J. Hussey	62	Chief Executive Officer of Spectrum Brands, Inc. (a public company and manufacturer of consumer products) from May 2007 to present; Vice Chairman of Spectrum Brands from January 2007 to May 2007; President and Chief Operating Officer of Spectrum Brands from August 2002 to December 2006; Director, Spectrum Brands, Inc.	1999

James G. Davis, Jr.	49	President and Chief Executive Officer of James G. Davis Construction Corporation (a private commercial general contractor) from June 1979 to present; Director, Provident Bank from October 2006 to present (a public company and financial institution)	2002

G. Thomas McKane	64	Retired; Chairman of A.M. Castle & Company (a public company and specialty metal and plastic service centers), February 2006 to January 2007; President and Chief Executive Officer of A.M. Castle May 2000 to February 2006; Director, A.M. Castle & Co. from May 2000 to March 2007; Director, L.B. Foster (a public company and manufacturing company) from 2006 to present	2003

Daniel T. Hendrix	53	President and Chief Executive Officer of Interface, Inc. (a public company and manufacturer of industrial carpet products) from 2001 to present; Director, Interface, Inc.; Director of Global Imaging Systems, Inc. (a public technology service company) from 2003 to 2007	2005

Carol B. Moerdyk	58	Retired; Senior Vice President, International, from 2004 to 2007 and Senior Vice President, Administration from 2003 to 2004 of OfficeMax Incorporated (a public company and office products retailer, formerly Boise Cascade); Director, Libbey, Inc. (a public company and manufacturer of tableware)	2005

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

Code of Business Conduct and Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of American Woodmark Corporation. This code sets forth important company policies and procedures in conducting the Company’s business in a legal, ethical, and responsible manner. The Code of Business Conduct and Ethics also encompasses policies addressing employee conduct, conflicts of interest, insider trading and the protection of confidential information, and requires all employees to respect and obey all applicable laws and regulations when conducting the Company’s business.

Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. The Board has also adopted an additional Code of Business Conduct and Ethics for the Chief Executive Officer and all Senior Financial Officers. This code further increases the role and responsibility of the Chief Executive Officer and Senior Financial Officers, including the Chief Financial Officer, Treasurer, and Controller in complying with applicable laws and to conduct the business of the Company in an ethical manner. This code sets forth company policies and procedures for ensuring that disclosures in the Company’s financial reports and documents that the Company files or furnishes to the Securities and Exchange Commission (SEC) and in other public communications are full, fair, accurate, timely, and understandable. Additionally, the Chief Executive Officer and Senior Financial Officers are required to report to the Audit Committee any material information that affects financial disclosures, significant deficiencies concerning internal controls, fraud, violations of the Company’s Code of Business Conduct and Ethics, and violations of securities or other laws or rules and regulations applicable to the operation of the business.

Both of the Company’s Codes of Business Conduct and Ethics can be found on the Company’s web site at www.americanwoodmark.com. Any amendments to, or waivers from any code provisions that apply to the Company’s directors or executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on the Company’s web site. No amendments or waivers were requested or granted during the year ended April 30, 2008.

Director Independence

The Board of American Woodmark Corporation is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Company’s Audit Committee members have additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

As a result of the review, the Board affirmatively determined that six of its nine directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Ms. Dally, Mr. Davis, Mr. Hendrix, Mr. Hussey, Mr. McKane, and Ms. Moerdyk, each of whom is also standing for election at the Annual Meeting. In addition, all of the members presiding on the Audit Committee, Compensation Committee, and the Nominating and Governance Committee are independent. The members of the Audit Committee meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the non-management directors have established procedures to enable shareholders or any employee who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the non-management directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted in writing by sending a self-addressed, stamped letter to:

Audit Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

The Corporate Secretary will review all such written correspondence and forward to the Audit Committee a summary of all correspondence received. The Committee will review this information and determine a course of action as appropriate based on the information received.

The Committee reviews and regularly provides the Board of Directors with a summary of the communications received from shareholders and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to members of the Board and may request copies of any such correspondence.

Board of Directors and Committees

The Company’s Board of Directors presently consists of nine directors. The Board held six meetings during the fiscal year ended April 30, 2008. All of the directors attended at least 75 percent of the total number of board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The Board of Directors believes that attendance at American Woodmark Corporation’s Annual Meeting of Shareholders demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board attended last year’s Annual Meeting of Shareholders.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s physical board meetings, to discuss a variety of matters, including the Company’s performance, status of operations, management succession, and the compensation of the Chief Executive Officer.

The Company’s bylaws specifically provide for an Audit Committee, Compensation Committee, and a Nominating and Governance Committee which must be composed solely of independent directors. The Board has appointed individuals from among its members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each Committee reviews and reassesses the adequacy of its Committee Charter. Committees meet quarterly and hold special meetings as necessary. These committees report regularly to the Board of Directors with respect to the fulfillment of responsibilities and duties as outlined in their respective charters. These charters can be found on the Company’s web site at www.americanwoodmark.com.

Audit Committee

The Audit Committee consists of Mr. Hussey, who chairs the Committee, Mr. McKane, and Ms. Moerdyk. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules and SEC rules. The Board of Directors has determined that all of the current members of the Audit Committee are “audit committee financial experts” as defined under SEC rules.

Purpose and Duties. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, the performance of the internal audit function and independent auditor, and the adequacy and competency of the Company’s finance and accounting staff.

The Audit Committee’s duties include but are not limited to: (1) selecting and overseeing the performance of the Company’s independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company’s financial reporting activities, including the Company’s annual report, and the accounting standards and principles are followed; (4) approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, (5) reviewing the organization and scope of the Company’s internal audit function and internal controls, (6) reviewing, approving, and ratifying transactions with related persons required to be disclosed under SEC rules, and (7) conducting other reviews relating to compliance by employees with company policies and applicable laws.

The Audit Committee met six times during fiscal year 2008. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Company’s web site at www.americanwoodmark.com. The Report of the Audit Committee begins on page 26.

Compensation Committee

The Compensation Committee is composed of Mr. Davis, who chairs the Committee, Ms. Dally, and Mr. Hendrix. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever been an officer or employee of the Company. No member of the Company’s Board of Directors, including the members of the Compensation Committee, is an executive officer of an entity for which one of the Company’s executive officers serves as a director or a member of that entity’s compensation committee.

Purpose and Duties. The Compensation Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors. The activities of this Committee include reviewing, evaluating, and approving senior executive compensation plans and director compensation plans. The Committee also provides oversight for all of the Company’s employee benefit plans. The Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation Committee’s duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, (2) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation, (4) evaluation and determination of the compensation of the Company’s senior executives, (5) and oversight of the compensation and benefit plans, policies, and programs of the Company.

The Compensation Committee determines the Chief Executive Officer’s compensation after reviewing his performance with the independent directors of the full Board. The Compensation Committee determines the compensation of the other senior executives after considering the recommendation from the Chief Executive Officer. The Compensation Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation Committee administers and approves awards granted under the Company’s 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Company’s Shareholder Value Plan for Employees.

The Compensation Committee met nine times during fiscal year 2008. The Compensation Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com. Additional information on the Company’s philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion & Analysis included in this document. The Report of the Compensation Committee is contained on page 23.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Ms. Dally, who chairs the Committee, Ms. Moerdyk, and Mr. McKane. Ms. Moerdyk and Mr. McKane joined the Committee during fiscal year 2008. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Nominating and Governance Committee is responsible for identifying and recommending to the Board new director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. No search firms were engaged for this purpose during fiscal year 2008.

The Nominating and Governance Committee’s responsibilities also include but are not limited to: (1) regular assessment of the effectiveness of the Board, (2) annual performance reviews of each Director, 3) determining whether any conflicts of interest exist among the directors, (4) reviewing any director related party transactions, and (5) periodically reviewing the Company’s corporate governance policies. The Committee met eleven times during fiscal year 2008. The Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com.

Director Nomination Process

The Nominating and Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to:

Nominating and Governance Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

Correspondence must be received by the Company not less than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders. Shareholder recommendations for candidates for director must include a copy of the candidate’s resume, the candidate’s contact information, and the written consent of the candidate to serve as a director of the Company. Additional information must also include the information required by the Company’s bylaws. Shareholder recommendations must be sent to the Nomination and Governance Committee. The Nominating and Governance Committee may subsequently request additional information regarding the candidate. Recommendations by shareholders made in accordance with these procedures will receive due consideration by the Nominating and Governance Committee.

The Nominating and Governance Committee also considers candidates recommended by current members of the Board of Directors and members of management. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. No search firms were engaged for this purpose during fiscal year 2008. The Committee screens all candidates in the same manner regardless of the source of the recommendation.

In its review of each candidate, the Nominating and Governance Committee will assess the candidate’s character and professional ethics, judgment, business experience, independence, understanding of the Company’s or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Specific qualities and skills established by the Committee for directors are in included in the Nominating and Governance Committee Charter which can be viewed on the Company’s web site at www.americanwoodmark.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Program Goal

The goal of the Company’s compensation program, as administered by the Compensation Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating, and retaining qualified senior management. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Company’s compensation program provides significant rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation for the named executives by the Compensation Committee.

Performance-based Compensation. Every employee in the Company has an opportunity to earn a bonus, most of which is based upon the Company’s attainment of its targeted net income level and other operational performance goals. Bonuses are only payable to employees if the Company earns a net income during its fiscal year. The majority of the targeted total compensation for the Company’s executive officers is performance-based, to achieve alignment with shareholder interests. The Company strives to establish challenging company-wide targets that are appropriate given the expected level of improvement, as well as current and anticipated market conditions. In the last seven years, the Company has achieved superior performance one time, and achieved targeted performance levels four times.

Balance of Future Pay Opportunity versus Current Pay Opportunity. The Compensation Committee strives to provide an optimal balance between current and long-term compensation, and cash versus equity compensation for the Company’s executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is primarily equity-based, to encourage the Company’s executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation Committee has targeted the mix of performance-based compensation for the Company’s senior executive officers to be an equal amount of current year bonus and long-term compensation.

Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board, and the Compensation Committee. As a result, total return to shareholders factors prominently in the Compensation Committee’s decisions about the type and amount of long-term compensation paid to the Company’s executive officers.

Discretionary Nature of Compensation Programs. The Compensation Committee does not use formulas in determining the amount and mix of compensation to be paid to the Company’s executives. The Compensation Committee believes that using only quantitative performance measures would not create the appropriate balance of incentives to build long-term shareholder value. The Compensation Committee uses a broad range of quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company’s overall goals and objectives. Qualitative factors include the executives’ ability to lead the Company’s attainment of its CITE principles of customer satisfaction, integrity, teamwork and excellence. Additional qualitative factors considered by the Compensation Committee include the executives’ contribution to achieving the Company’s overall vision, the evaluation of the executives’ performance against their stated objectives, their experience, skill sets and breadth, and scope of responsibilities.

Significance of Company Results. The Compensation Committee believes that the named executives’ contributions to the Company’s overall performance as part of the Company Leadership Team are more important than the performance of each executive’s individual function. Accordingly, all of the annual bonus for Messrs. Guichard and Gosa and 70 percent of the annual bonus for Messrs. Wolk and Dunston is dependent upon the Company’s performance in relation to its net income goal.

Use of Compensation Consultants and Benchmark Data. The Company, at the direction of the Compensation Committee, retains an independent compensation consultant every three to four years to assist the Committee in benchmarking, reviewing, and establishing executive compensation guidelines. Utilizing this data, the Compensation Committee determines the components of total compensation that are appropriate for the Company’s named executives. In its most recent compensation review in 2005, the Company retained Mercer Human Resource Consulting (Mercer) to develop and update the Company’s Competitive Peer Group for use in the evaluation of the Company’s compensation practices, benchmark competitive compensation levels, and assess the Company’s executive compensation program. Mercer performs no other services for the Company other than those described in this section.

The Company’s peer group for compensation benchmarking purposes was selected by Mercer and consists primarily of similar-sized companies in the furniture and related products industries that may compete with the Company for executive talent and that investors may consider as investment alternatives to the Company. For purposes of Mercer’s 2005 analysis, the Competitive Peer Group included: Associated Materials, Inc., BE Aerospace, Inc., Dorel Industries Inc., Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Furniture Brands International, Inc., HNI Corporation, Kimball International, Kinetic Concepts, Inc., La-Z-Boy Inc., Herman Miller, Inc., School Specialty, Inc., Select Comfort Corporation, and Temper-Pedic International Inc.

During its 2005 update, Mercer analyzed competitive compensation packages using proxy information from the Peer Group companies, and also considered data compiled from published surveys of executive compensation for comparably-sized companies within the durable goods manufacturing sector. Mercer’s findings were that both the Company’s targeted annual cash compensation and long-term compensation levels fell within a range between the 50th percentile to the 75th percentile of median market compensation for comparably-sized companies in comparable industries. These findings were consistent with the Compensation Committee’s compensation objective.

Elements of Compensation

The compensation program for executive officers for fiscal 2008 consisted of the following elements:

Elements available to substantially all salaried employees:

•	base salary,

•	annual performance-based bonus,

•	annual employee profit sharing, and

•	retirement and health and welfare benefits.

Elements available to the Company’s key managers and selected employees:

•	Long-term incentive awards (stock options only, or stock options and Shareholder Value Units [“SVUs”]).

Elements available only to selected named executive officers:

•	supplementary employee retirement plan, and

•	other benefits.

These compensation elements are described below:

Base Salary. Base salary is intended to compensate the Company’s executives for:

•	the scope of their responsibilities,

•	the complexity of the tasks associated with their position within the Company,

•	their skill set, and

•	their performance.

Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies. The companies used for comparison of base salaries may include additional companies from those used in the Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by management annually and reviewed by the Committee to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by Mercer, the Compensation Committee believes executive management, as a group, have base salaries of approximately the average market rate for comparably-sized companies.

Annual Cash Bonus. Annual cash bonus incentive awards are provided as an incentive to executives to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company’s results have higher bonus percentages. Most key managers and senior executives have two components to their annual bonus: one component that is tied to the Company’s net income for the fiscal year, and one component that is tied to individual performance. Net income has been utilized as a performance-based incentive compensation measurement for every employee in the Company, due to its ease of understanding as a simple, consistent and important indicator of the Company’s annual performance. Individual performance is assessed by each employee’s manager based on agreed upon goals established at the onset of the fiscal year. All of the annual cash bonus for Messrs. Guichard and Gosa and 70 percent of the annual cash bonus for Messrs. Wolk and Dunston were dependant upon the amount of net income attained by the Company in relation to its Plan. The Chief Executive Officer and the Chairman were eligible for maximum annual cash bonuses of 150 percent and 80 percent of their respective base salaries during fiscal year 2008, based entirely upon the amount of net income attained by the Company in relation to its Plan. No annual cash bonuses are paid if the Company’s performance is below a predetermined threshold level of net income.

Long-Term Incentive Awards. The Compensation Committee has established long-term incentive awards for the Company’s executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company’s stock price. These awards complement cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. Long-term incentive compensation involves the use of two types of awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders, and to facilitate executives’ accumulation of sustained ownership of company stock. The Company’s named executive officers are required to acquire and maintain a minimum ownership of company stock equal to their respective base salaries within the first five years of their employment with the Company. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees enables the Company to award both stock options and restricted stock to its employees. To date, the Company has not made any awards of restricted stock. The Company believes that management should only realize benefits from long-term incentive awards when its shareholders have benefited from the appreciation of the Company’s stock in the case of stock options, or from the relative appreciation of the Company’s stock in relation to comparable investment alternatives, in the case of shareholder value units.

The Company awards its long-term incentive awards to its executives each year following its annual earnings release in June. The Company awarded long-term incentive awards to 138 individuals in June 2007, 70 of whom received stock options only and 68 of whom received both stock options and shareholder value units.

In line with recommendations from Mercer, the Company’s named executive officers are targeted to receive long-term incentive awards valued at approximately 150 percent of base salary for Mr. Guichard and 100 percent for Messrs. Wolk and Dunston. Mr. Gosa’s long-term awards as Chairman are equivalent to such awards made to the Company’s other Directors as described in Non-Management Directors’ Compensation beginning on page 21. The Company’s key managers who receive both stock options and shareholder value units receive long-term incentive awards valued at up to 65 percent of their respective base salaries, depending upon the relative importance of their roles within the Company. The relative value of stock option awards to shareholder value unit awards is generally a 3:1 ratio. The Company has chosen to issue a higher proportion of stock options, given its belief that appreciation of the Company’s stock is more directly related to the Company’s performance than its performance compared with a broader market index. Long-term incentive awards to the Company’s key managers, other than the named executive officers, are based upon management’s recommendation, which are in turn approved by the Compensation Committee.

Stock Options. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees permits the granting of stock options, restricted stock, and stock appreciation rights. To date, only nonqualified stock options have been granted under this plan. Stock options are granted annually to certain senior executives and key managers within three days after the Company’s announcement of its annual results. In addition, stock option grants have been made to certain senior executives effective with their date of hire. All stock options have exercise prices equal to the closing price of the Company’s stock within one day of the date of the grant. All employee stock options have ten-year lives and vest ratably over the initial three years of the grant. Stock options only result in value realized by the Company’s employees to the extent that the price of company stock on the date of exercise exceeds the strike price, and thus are an effective compensation element only if the stock price grows over the term of the award. The Compensation Committee believes that stock options are a motivational tool for the Company’s senior executives and key managers, that also serve as a retention incentive. The Company has never backdated its stock option grants.

Shareholder Value Units. Shareholder value units, as awarded under the Shareholder Value Plan for Employees, provide participants the opportunity to receive incentive cash payments when the comparative total return to the Company’s shareholders equals or exceeds the total returns for a comparable index of peer companies chosen by the Compensation Committee. The Compensation Committee has chosen the Russell 2000 Index for this purpose. The Russell 2000 Index has been utilized for several years and is expected to continue to be used for this purpose in the future. Participants are eligible for cash incentives if the Company provides a total return to shareholders that is greater than or equal to the performance of the Index.

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company’s total shareholder return for the three-year performance period beginning on the first day of the Company’s fiscal year, when expressed as a percentage and compared with the total return for the Russell 2000 Index (the “Index”) for that period, equals or exceeds the performance of the Index. “Total Shareholder Return” for the Company is defined as the increase in the average trading price of a share of common stock during the month which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period. The return on the Index is defined as the increase in the average Index value during the month which ends the three-year performance period, divided by the average Index value during the month preceding the first day of the three-year performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a maximum value of $3,000 if Total Shareholder Return exceeds the return on the Index by at least 20 percent, and intermediate values for Total Shareholder Return that exceeds the return on the Index by less than 20 percent. Therefore, if a participant has 50 award units and the Company’s Total Shareholder Return equals the return on the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 20 percent, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify that the performance condition and any other requirements of the plan have been satisfied. The maximum aggregate amount a participant in the Shareholder Value Plan may be paid in any fiscal year is $750,000.

No payments will be made to a participant if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability, retirement, or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment at the end of the performance period.

Severance and Change in Control Agreements. The Company has a long-standing practice of entering into severance and change in control agreements with its named executive officers. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change of control situation without the distraction of concern for their employment. The agreements generally provide for severance benefits in the event of involuntary termination of employment without cause. No payments are made if employment is terminated due to death, disability or cause. The agreements call for all unvested stock options to become fully vested upon a change in control as well as enhanced benefits if a termination of employment, either by the Company or by the named executive for “good reason,” follows a change in control of the Company.

During fiscal year 2008, the Company obtained outside advice from counsel and obtained market information for its Competitive Peer Group and other comparably-sized companies pertaining to terms and conditions contained in employment agreements. Based upon this information and the collective experience of its individual members, the Compensation Committee determined that Mr. Guichard’s employment agreement should be revised and updated to reflect his promotion to Chief Executive Officer of the Company. The agreement was also revised to include a tax gross-up provision that will enable Mr. Guichard to avoid the payment of any excise tax levied on Mr. Guichard in the event that payments are made to him upon a change in control of the Company and those payments are subject to the excise tax requirements of Section 280G and 4999 of the Internal Revenue Code.

During fiscal year 2008, the Company canceled Mr. Gosa’s previous employment agreement and replaced it with a Letter of Understanding (the Letter) that reflected his change in status to Chairman of the Board. The Letter specifies Mr. Gosa’s duties as Chairman, his base salary and maximum potential cash bonus, and provides him with severance if the Letter is terminated before its scheduled end of term on August 31, 2009. Further information regarding the terms of these agreements are found beginning on page 18, under the heading “Employment Agreements and Post-Employment Compensation Agreements.”

Pension and Savings Plans

An important retention tool is the Company’s pension and retirement plans. The Company maintains a non-contributory, funded and tax-qualified defined benefit pension plan (the “Salaried Pension Plan”). The Salaried Pension Plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.5 percent of a participant’s average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, multiplied by the participant’s years of credited service. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2008, the maximum annual compensation that may be taken into account is $230,000, and the maximum annual benefit that may be paid in the form of single life annuity is $185,000. The plan is a continuation of a pension plan that was in effect for employees of the Company who were employed by the Company when it was owned by Boise Cascade Corporation prior to 1980.

Because the Internal Revenue Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Company’s Salaried Pension Plan, the Company has established a non-tax qualified, non-contributory defined contribution supplemental pension plan (the “Pension Restoration Plan”, or “PRP”) to provide benefits that would restore the level of company benefits provided to approximately the levels they would have attained had the Internal Revenue Code limit not been established. The PRP participants consist of the named executive officers. Each participant has an account under the PRP to which the Compensation Committee may, in its discretion, credit company contributions. The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan. The Company contributed amounts during fiscal year 2008 into PRP accounts for Messrs. Gosa ($78,250), Guichard ($30,000), Wolk ($18,500) and Dunston ($20,000).

All employees participate in the Company’s profit-sharing plan, whereby 3 percent of the Company’s net income is contributed and divided equally among employee 401(k) accounts. In addition, all employees may contribute to 401(k) accounts on a pre-tax basis, up to 50 percent of their pay. The Company’s Investment Savings Stock Ownership Plan provides matching contributions in company stock of 50 percent up to the first 4 percent of pay. This is a qualified plan by the IRS and is subject to IRS compensation and other limitations.

Other Benefits

Messrs. Gosa, Guichard, Wolk, and Dunston are eligible to purchase the Company’s products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company provides subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. Messrs. Gosa, Guichard, Wolk, and Dunston are eligible to receive more extensive annual medical exams from a nationally recognized medical clinic at no cost to them.

Deductible Compensation of Executive Officers

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next four most highly compensated officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Shareholder Value Plan for Employees are designed to comply with the requirements of the performance-based compensation exception from the $1.0 million limit. During fiscal 2008, compensation of the Chief Executive Officer and the next four most highly compensated officers under these Plans qualified for the performance-based exception to Section 162(m).

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Summary Compensation Table

The following table sets forth for fiscal year 2008 the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers, (each a “named executive officer” and collectively, the “named executive officers”).

Name & Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards 1	Non-equity Incentive Plan Compensation 2	Change in Pension Value 3	All Other Compensation 4	Total

James J. Gosa Chairman of the Board	2008	$541,539	$0	$0	$828,678	$0	$14,109	$82,020	$1,466,346
	2007	658,461	0	0	1,614,425	602,820	60,074	86,381	3,022,161

Kent B. Guichard President and Chief Executive Officer	2008	505,385	0	0	509,418	0	(3,628)	35,358	1,046,533
	2007	397,400	0	0	531,186	287,226	34,657	43,763	1,294,232

Jonathan H. Wolk Vice President and Chief Financial Officer	2008	275,608	0	0	376,073	20,858	4,447	23,121	700,107
	2007	266,154	0	0	340,141	179,199	10,009	35,862	831,365

S. Cary Dunston Senior Vice President Manufacturing and Logistics	2008	288,327	0	0	208,196	22,069	8,904	47,995	575,491
	2007	148,077	0	0	73,638	175,642	0	116,440	513,797

1	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each named executive officer, in fiscal 2008 and 2007 as well as prior years, in accordance with SFAS 123(R). For additional information on the valuation assumptions with respect to the stock option grants in fiscal 2008, refer to pages 32 and 33 under Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements of the Company’s 2008 Annual Report in the Form 10-K for the year ended April 30, 2008, as filed with the SEC. For additional information on the valuation assumptions with respect to the stock option grants in fiscal 2007, refer to pages 30 and 31 under Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements of the Company’s 2007 Annual Report in the Form 10-K for the year ended April 30, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized. There were no forfeitures during the fiscal year.
2	Amounts in this column reflect the annual cash incentive compensation paid to the Company’s named executive officers for fiscal years 2008 and 2007. These amounts were paid on June 13, 2008, and June 1, 2007, respectfully. Because the Company’s stock performance did not exceed the comparable performance benchmark, no payments were made on the shareholder value units during fiscal year 2008 or 2007.
3	This column represents the sum of the change in the present value of accumulated benefits under the Pension Plan from fiscal 2008 (from May 1, 2007 to April 30, 2008) and fiscal 2007 (from May 1, 2006 to April 30, 2007). See the Pension Plan Benefits table on page 17 for additional information. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the PRP.
4	See All Other Compensation table below for additional detail.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Company Contribution to Investment Savings Stock Ownership Plan 1	Company Contribution to PRP 2	Relocation Expenses 3	Total
James J. Gosa	$3,770	$78,250	$0	$82,020
Kent B. Guichard	5,358	30,000	0	35,358
Jonathan H. Wolk	4,621	18,500	0	23,121
S. Cary Dunston	5,499	20,000	22,496	47,995

1	These amounts represent matching 401(k) and profit-sharing contributions made to the named executive officers’ respective Investment Savings Stock Ownership Plan accounts.
2	These amounts reflect the value of company contributions made to the PRP accounts for the listed named executives.
3	This amount reflects the reimbursement for relocation expenses received by Mr. Dunston in connection with his joining the Company in fiscal year 2007, pursuant to company policy.

Grants of Plan-Based Awards in Fiscal 2008

The following table provides information about all equity and non-equity awards granted to the named executive officers in fiscal 2008: (1) the grant date, (2) the estimated future payout under the Annual Cash Bonus Incentive Plan, (3) the estimated possible payouts under the Shareholder Value Units granted in 2007 for the fiscal 2008 to fiscal 2010 performance period, (4) the number of shares underlying stock options awarded, (5) the exercise price of the stock option awards, which reflects the closing price of the Company’s stock on the date of grant, and (6) the grant date fair value of each equity award computed according to SFAS 123(R). The Company made no equity incentive plan awards or stock awards during fiscal year 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Non-Equity Shareholder Value Plan Awards 2			Stock Option Awards: Number of Securities Underlying Options 3	Price of Option Awards 4	Full Grant Securities Fair Value 5
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Gosa	n/a	$0	$230,400	$384,000
	6/08/07				$0	$0	$0
	6/08/07							0	$0	$0
Kent B. Guichard	n/a	0	495,000	825,000
	6/08/07				40,500	81,000	243,000
	6/08/07							41,000	34.11	499,890
Jonathan H. Wolk	n/a	0	166,860	278,100
	6/08/07				27,000	54,000	162,000
	6/08/07							22,000	34.11	268,233
S. Cary Dunston	n/a	0	176,550	294,250
	6/08/07				27,500	55,000	165,000
	6/08/07							22,000	34.11	268,233

1	The amounts displayed in these columns reflect the target, threshold, and maximum payouts under the fiscal year 2008 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon current annual salary rates. The amounts actually paid under this program for fiscal year 2008 are reflected in the Summary Compensation Table.
2	These columns reflect the potential values of the future payout for each senior executive under the 2008 – 2010 Shareholder Value Plan if the threshold, target, or maximum goals are satisfied. The potential payouts are performance-driven and, therefore, completely at risk. The Plan measurements for determining the payout are described in the Compensation Discussion & Analysis on page 11. No Shareholder Value Plan award pay-outs were made in fiscal year 2008 because the threshold targets were not achieved.
3	This column reflects the number of stock options granted in fiscal year 2008 to the named executive officers. These options vest ratably over three years. The stock option awards granted to Messers. Guichard, Wolk and Dunston were approved by the Compensation Committee on May 24, 2007, for issuance on June 8, 2007.
4	This column reflects the exercise price for the stock options granted, which was the closing price of the Company stock on the date of grant.
5	This column reflects the full grant value of the stock options granted in fiscal year 2008 computed in accordance with FAS 123(R).

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock option awards to the named executive officers. This table includes all unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is three years. For additional information about the stock option awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 11.

Name	Stock Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Stock Option Exercise Price	Stock Option Expiration Date
James J. Gosa	7/06/06	1	13,648	27,297	$34.48	8/24/10
	7/06/06	1	5,917	11,836	34.48	5/16/11
	7/06/06	1	6,279	12,560	34.48	5/24/10
	6/10/05		30,000	15,000	28.97	6/10/15
	9/08/04	1	13,074	0	34.87	5/18/09
	8/20/04		120,000	0	30.63	8/20/14
	6/15/04		80,000	0	26.85	6/15/14
	6/13/03		80,000	0	24.21	6/13/13
	5/30/02		80,000	0	31.90	5/30/12
	5/16/01		39,000	0	14.93	5/16/11
	5/18/99		50,000	0	18.91	5/18/09
Kent B. Guichard	6/08/07		0	41,000	34.11	6/08/17
	6/12/06		12,000	24,000	32.76	6/12/16
	6/10/05		20,000	10,000	28.97	6/10/15
	6/15/04		45,000	0	26.85	6/15/14
	6/13/03		20,000	0	24.21	6/13/13
	5/30/02		20,000	0	31.90	5/30/12
Jonathan H. Wolk	6/08/07		0	22,000	34.11	6/08/17
	6/12/06		7,000	14,000	32.76	6/12/16
	6/10/05		13,333	6,667	28.97	6/10/15
	12/13/04	2	20,000	0	42.17	12/13/14

S. Cary Dunston	6/08/07		0	22,000	34.11	6/08/17
	10/16/06	2	8,000	16,000	34.63	10/16/16

1	These stock option grants are reload grants issued to Mr. Gosa pursuant to the Company’s stock option plans. The reload stock options were automatically issued to Mr. Gosa when he used existing shares that he already owned as payment for subsequent stock option exercises.
2	These stock option grants were issued to Messrs. Wolk and Dunston upon their respective initial dates of employment with the Company.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2008, including the number of shares acquired upon exercise and the value realized. The Company has not made stock awards.

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
James J. Gosa	0	$0
Kent B. Guichard	0	0
Jonathan H. Wolk	0	0
S. Cary Dunston	0	0

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2008, for the named executive officers under the Salaried Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the named executive officers during fiscal year 2008. See “Pension and Savings Plans” on pages 12 and 13 for a discussion of pension and savings plan benefits.

Name	Pension Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit 1
James J. Gosa	Salaried Pension Plan	17.0	$314,790
Kent B. Guichard	Salaried Pension Plan	14.7	149,413
Jonathan H. Wolk	Salaried Pension Plan	3.4	24,241
S. Cary Dunston	Salaried Pension Plan	1.5	8,904

1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the Salaried Pension Plan for the period through April 30, 2008. The present value of accumulated benefit has been calculated assuming the named executive officers begin receiving their benefits at age 65. As described on page 37, under Note H – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company’s 2008 Annual Report in the Form 10-K for the year ended April 30, 2008, as filed with the SEC, the interest assumption is 6.68%. The post-retirement mortality assumption is based on the 1994 Group Annuity Mortality Table.

Nonqualified Deferred Compensation

The amounts reported in the table below represent the change in value in the PRP accounts of the named executive officers from May 1, 2007, through April 30, 2008, as well as the aggregate balance as of April 30, 2008.

	Nonqualified Deferred Compensation
Name	Company Contributions in FY 2008 1	Aggregate Earnings in FY 2008 2	Withdrawals/ Distribution in FY 2008	Aggregate Balance at April 30, 2008
James J. Gosa	$78,250	$(64,093)	$0	$783,777
Kent B. Guichard	30,000	(10,761)	0	256,140
Jonathan H. Wolk	18,500	(1,059)	0	38,661
S. Cary Dunston	20,000	(2,368)	0	17,632

1	Amounts listed in the Company contributions column were reported as compensation in fiscal year 2008 in the “All Other Compensation” column of the Summary Compensation Table.
2	Earnings were credited to the accounts of the named executive officers based upon their respective investment choices. These earnings, which are not included in the Summary Compensation Table, were as follows;

•	Mr. Gosa’s PRP balance was invested in two mutual funds managed by the American Funds family, and two mutual fund managed by Franklin Templeton Investments.
•	Mr. Guichard’s PRP balance was invested in two Legg Mason mutual funds, one mutual fund managed by American Funds family, and one mutual fund managed by Allianz.
•	Mr. Wolk’s PRP balance was invested in three mutual funds managed by the American Funds family, and one mutual fund managed by Allianz.
•	Mr. Dunston’s PRP balance was invested in three mutual funds managed by the American Funds family, and two mutual funds managed by Allianz.

Employment Agreements and Post-Employment Compensation Arrangements

The Company has entered into employment agreements with the following executives: Messrs: Guichard, Gosa, and Wolk as described below.

Mr. Guichard has an employment agreement with the Company to fulfill the duties of Chief Executive Officer, Mr. Gosa has a Letter of Understanding with the Company to fulfill the duties of Chairman of the Board, and Mr. Wolk has an employment agreement with the Company to fulfill the duties of Chief Financial Officer. The respective agreements specify the base salary for Mr. Guichard of at least $550,000 per year, and for Mr. Wolk a base salary of at least $257,500 per year, both subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company’s Compensation Committee. Mr. Gosa’s Letter of Understanding contains a term of employment which expires on August 31, 2009. Under the terms of Mr. Gosa’s Letter of Understanding, Mr. Gosa is entitled to receive an annual base salary of $480,000 through August 31, 2008. Subsequent to that date, the Compensation Committee will determine Mr. Gosa’s base salary based upon a variety of factors including an assessment of his continuing contributions to the Company and an analysis of comparative market conditions.

Further, the three executives are entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0 percent and 150 percent of Mr. Guichard’s then current base salary, between 0 percent and 80 percent of Mr. Gosa’s then current base salary, and between 0 percent to 100 percent of Mr. Wolk’s then current base salary. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation Committee at the beginning of each fiscal year. The agreements for Mr. Guichard and Mr. Wolk are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year. The agreement for Mr. Gosa expires on August 31, 2009.

Under these agreements, each executive is entitled to severance pay should his employment be terminated without cause. Mr. Guichard is entitled to severance pay for a period of 24 months, and Mr. Gosa and Mr. Wolk are each entitled to severance pay for a period of 12 months. In addition, Mr. Gosa and Mr. Guichard are each entitled to bonus payments of 48 percent and 90 percent of their respective base salaries. The employment agreements define “cause” as neglect of duty that is not corrected after 90 days’ written notice, misconduct, malfeasance, fraud or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Such severance payments would be made in accordance with the Company’s usual payroll practices for salaried personnel, subject to the “six-month delay” timing requirements of Internal Revenue Code Section 409A. Under the terms of these agreements, each executive has agreed to not compete with the Company either while they are employed or during the time they receive severance pay.

Upon a change in control of the Company, Mr. Guichard can terminate his employment for any reason at any time during the two-year period following the change of control, and all unvested stock options become fully vested. The employment agreements define “change in control” as an acquisition by a third party of 30 percent or more of the outstanding company stock; a change in the Company’s Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company’s pre-transaction shareholders cease to hold more than 50 percent of the Company’s stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. If Mr. Guichard chooses to exercise this right, he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement,

•	an amount equal to 90 percent of Mr. Guichard’s base salary, and

•	an amount equal to the excise tax, federal and state income tax, FICA and Medicare taxes due on amounts paid to Mr. Guichard under this provision.

Likewise, if the Company terminates Mr. Guichard’s employment without cause within 3 months before or 2 years after a change in control, he would receive the same lump sum payment. The Company cannot terminate these agreements for 24 months after a change in control. The change in control payments may not exceed the maximum that can be paid without such payment constituting an excess parachute payment as defined by the Internal Revenue Code.

Upon a change in control, all of Mr. Wolk’s unvested stock options would become fully vested. If Mr. Wolk terminates his employment for good reason within one year after a change in control, he would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his annual base salary at the time of termination, a change in control, or the largest base salary in effect during the term of this agreement, and

•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60 percent of the maximum eligible annual cash bonus for the year of termination.

Mr. Wolk would have good reason to terminate his employment only if:

•	his base salary is reduced,

•	he is not in good faith considered for a bonus,

•	he is not in good faith considered for other executive compensation benefits,

•	his place of employment is relocated to a location further than 50 miles from his current place of employment, or

•	his working conditions or management responsibilities are substantially diminished (other than on account of his disability).

Likewise, if the Company terminates Mr. Wolk’s employment without cause within three months before or one year after a change in control, he would receive the same lump-sum payment.

If one of the named executive officers were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death or termination.

The following table represents the incremental expense the Company would incur for Mr. Gosa upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2008.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To Two Years After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$0	$480,000	$0	$0
Annual Bonus	0	0	230,400	0	0
Accelerated Stock Options Vesting	0	0	0	0	0

Total	$0	$0	$710,400	$0	$0

The following table represents the incremental expense the Company would incur for Mr. Guichard upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2008.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To Two Years After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$1,644,500	$1,100,000	$0	$0
Annual Bonus	0	1,480,050	990,000	0	0
Tax Gross Up	0	2,272,616	0	0	0
Accelerated Stock Options Vesting	0	563,873	0	0	0

Total	$0	$5,961,039	$2,090,000	$0	$0

The following table represents the incremental expense the Company would incur for Mr. Wolk upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2008.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To One Year After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$556,200	$278,100	$0	$0
Annual Bonus	0	333,720	0	0	0
Accelerated Stock Options Vesting	0	314,019	0	0	0

Total	$0	$1,203,939	$278,100	$0	$0

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The current compensation program for non-management directors has been in place since August, 2006, and is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for the Company’s size and scope,

•	compensation should align directors’ interests with the long-term interests of shareholders, and

•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors’ compensation includes the following compensation elements:

Director Fees. The annual retainer paid to non-management directors is $28,000 per year. In addition, directors receive committee attendance fees of $1,000 per in-person meeting and $500 per telephonic meeting. The Audit Committee Chair receives an additional annual retainer of $8,000 per year, while the Compensation Committee and the Nominating and Governance Committee Chairs each receive an additional annual retainer of $4,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors were reimbursed for out-of-pocket costs incurred for travel and other expenses for attending board and committee meetings.

Stock Compensation. Under the 2006 Non-Employee Directors Equity Ownership Plan (the “2006 Directors Plan”), the forms of stock compensation granted to non-employee directors can include stock options, stock appreciation rights, and restricted stock awards. As with the Company’s Employee Stock Incentive Plans, the strike prices for all grants of stock options and stock appreciation rights must be set at 100 percent of the fair value of the underlying common stock at the date of the grant. Stock options granted under the 2006 Directors Plan have terms of ten years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant until fully vested. No stock appreciation rights or restricted stock awards have been granted under this Plan. The Company’s practice has been to award directors with annual stock option grants immediately following their election or re-election to the Board by the Company’s shareholders. During the last fiscal year, Messrs. Brandt, Hussey, Davis, McKane, Hendrix, Ms. Dally, and Ms. Moerdyk were each granted options to purchase 5,000 shares of stock at an exercise price of $30.06 per share.

Each non-employee director is also eligible to participate in the Company’s Shareholder Value Plan for Non-Employee Directors. The Plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the Plan provides its holder the right to receive incentive cash payments when the Total Shareholder Return equals or exceeds the total returns for the Index during the comparable three-year period.

The definitions of Total Shareholder Return and the Index are identical for both the Shareholder Value Plan for Employees and the Shareholder Value Plan for Non-Employee Directors.

During fiscal year 2008, the Compensation Committee granted six award units to each of Messrs. Brandt, McKane, Hussey, Davis, Hendrix, Ms. Dally, and Ms. Moerdyk for a performance period beginning on September 1, 2007, and ending on August 31, 2010. As with the Shareholder Value Plan for Employees, the Compensation Committee assigned a maximum value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a value of $3,000 if the Total Shareholder Return exceeds the return on the Index by at least 20 percent and intermediate values for Total Shareholder Return that exceeds the return on the Index by less than 20 percent. Therefore, if a director has six award units and the Company’s Total Shareholder Return equals the return on the Index, the director will receive incentive compensation of $3,000 (6 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 20 percent, the director will receive incentive compensation of $18,000 (6 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and that any other requirements of the Plan have been satisfied.

No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability, change of control, or liquidation of the Company. If the non-employee director ceases to be a director because of one of the preceding events, the non-employee director will receive a prorated payment at the end of the performance period. Three award units were previously granted under the Plan in 2004 to Mr. Brandt, Mr. Davis, Mr. Hussey, and Ms. Dally. The performance period for these awards ended on August 31, 2007. Because the Company’s Total Shareholder Return for the performance period was less than the return on the Index, no payment was made.

The following table sets forth the compensation earned by or paid to the Company’s non-employee directors during fiscal year 2008.

Director Summary Compensation Table

Name of Director	Director Fees Paid in Cash 1	Option Awards 2	Total

William F. Brandt, Jr.	$29,500	$38,281	$67,781

Daniel T. Carroll	33,370	0	33,370

Martha M. Dally	45,000	38,281	83,281

Kent J. Hussey	40,500	38,281	78,781

James G. Davis, Jr.	40,500	38,281	78,781

G. Thomas McKane	32,000	38,281	70,281

Neil P. DeFeo	20,000	0	20,000

Daniel T. Hendrix	36,500	38,281	74,781

Carol B. Moerdyk	33,000	38,281	71,281

1	This column reflects the amount of cash compensation earned during fiscal year 2008 for board and committee service.
2	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each non-employee director, in fiscal 2008 as well as prior years, in accordance with SFAS 123(R). The fair value of the fiscal year 2008 stock option grants was estimated using the Black-Scholes option pricing model in accordance with SFAS 123(R). The fair value per stock option was $10.69, based on assumptions of 6.0 years expected life, expected volatility of 32.87%, expected dividend yield of 1.20%, and a risk-free interest rate of 4.50%. The following directors have outstanding stock option awards at 2008 fiscal year-end: Mr. Brandt 14,000, Ms. Dally 14,000, Mr. Hussey 14,000, Mr. Davis 14,000, Mr. McKane 14,000, Mr. Hendrix 12,000, and Ms. Moerdyk 12,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2008 Annual Meeting. This report is provided by the following independent directors, who comprise the Committee:

James G. Davis, Jr. Chair

Martha M. Dally

Daniel T. Hendrix

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding shares of the Company’s common stock beneficially owned as of June 20, 2008, by (1) each director and director nominee of the Company, (2) each of the Company’s named executive officers (as identified in the “Summary Compensation Table”), and (3) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class

William F. Brandt, Jr. (1)	3,494,597	24,8%

James J. Gosa (2)	795,087	5.7%

Kent B. Guichard (3)	168,949	1.2%

Jonathan H. Wolk (4)	67,190	*

Martha M. Dally (5)	21,499	*

S. Cary Dunston (6)	17,582	*

G. Thomas McKane (7)	10,399	*

James G. Davis, Jr. (8)	7,919	*

Kent J. Hussey (9)	6,999	*

Carol B. Moerdyk (10)	3,199	*

Daniel T. Hendrix (11)	2,999	*

All directors and executive officers as a group (11 persons) (12)	4,596,419	32.4%

*	Indicates less than 1%.
(1)	Includes 14,988 shares held by the Brandt Family Foundation for which Mr. Brandt has shared voting and dispositive power and stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Brandt for 4,999 shares.
(2)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Gosa for 558,764 shares.
(3)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Guichard for 152,666 shares.
(4)	Includes 1,000 shares held jointly by Mr. Wolk and his spouse, for which Mr. Wolk has shared voting and dispositive power. Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Wolk for 61,333 shares.
(5)	Includes 500 shares held by Ms. Dally as Trustee for the R. Dally Family Trust, for which Ms. Dally has shared voting and dispositive power. Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Ms. Dally for 4,999 shares.
(6)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Dunston for 15,333 shares.
(7)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. McKane for 4,999 shares.
(8)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Davis for 4,999 shares.
(9)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Hussey for 4,999 shares
(10)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Ms. Moerdyk for 2,999 shares.
(11)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter by Mr. Hendrix for 2,999 shares.
(12)	Includes stock options exercisable on June 20, 2008 or within 60 days thereafter for an aggregate of 819,089 shares.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding shares of the Company’s common stock beneficially owned by each shareholder the Company believes to own more than 5 percent of the Company’s outstanding common stock. This data is based upon Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class

Stadium Capital Management, LLC (1) 19785 Village Office Court, Suite 101 Bend, OR 97702	1,990,074	14.1%

Mary Jo Stout (2) PO Box 60 Mayville, MI 48744	1,340,122	9.5%

Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403	1,096,110	7.8%

Citigroup, Inc. (4) 824 Market Street Wilmington, DE 19801	1,027,710	7.3%

Freidman, Billings, Ramsey, Inc. (5) 1001 19th Street North Arlington, VA 22209	901,000	6.4%

Akre Capital Management (6) 2 West Marshall Street Middleburg, VA 20118	829,500	5.9%

Royce & Associates, LLC (7) 1414 Avenue of the Americas New York, NY 10019	770,492	5.5%

LSV Asset Management (8) 1 North Wacker Drive, Suite 4000 Chicago, IL 60606	721,890	5.1%

Total Principal Beneficial Owners	8,676,898	61.6%

(1)	The beneficial ownership information for Stadium Capital Management, LLC. is based upon the Schedule 13G filed with the SEC on February 14, 2008, which also indicated shared dispositive power and shared voting power for 1,990,074 shares.
(2)	Includes 16,500 shares held by Ms. Stout as trustee for the benefit of her children, 240,064 shares held by her brother as trustee for the benefit of Ms. Stout, and 10,000 shares held by the Holcomb Family Foundation.
(3)	The beneficial ownership information for Franklin Resources, Inc. is based upon the Schedule 13G filed with the SEC on February 4, 2008, which also indicated sole voting power for 1,069,710 shares, and sole dispositive power for 1,096,110 shares.
(4)	The beneficial ownership information for Citigroup, Inc. is based upon the Schedule 13G filed with the SEC on February 8, 2008, which also indicated shared dispositive power and shared voting power for 1,027,710 shares.
(5)	The beneficial ownership information for Freidman, Billings, Ramsey, Inc. is based upon the Schedule 13G filed with the SEC on February 14, 2008, which also indicated shared dispositive power and shared voting power for 901,000 shares.
(6)	The beneficial ownership information for Akre Capital Management is based upon the Schedule 13G filed with the SEC on February 14, 2008, which also indicated shared dispositive power and shared voting power for 829,500 shares.
(7)	The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13G filed with the SEC on February 12, 2008, which also indicated sole voting power and sole dispositive power for 770,492 shares.
(8)	The beneficial ownership information for LSV Asset Management is based upon the Schedule 13G filed with the SEC on January 25, 2008, which also indicated sole voting power and sole dispositive power for 721,890 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who beneficially own more than 10 percent of the Company’s common stock to file with the SEC reports of initial ownership and changes in ownership the Company’s common stock.

Based upon the Company’s review of Forms 3, 4, and 5 filed with the SEC during or with respect to the Company’s fiscal year ended April 30, 2008, and written representations from the Company’s directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10 percent shareholder failed to file in a timely fashion any such reports.

CERTAIN TRANSACTIONS

The Audit Committee has the responsibility for the review and approval of all related party transactions and the Nominating and Governance Committee must review and approve related party transactions involving directors. In addition, the Nominating and Governance Committee is responsible for the review of any potential conflicts of interest involving employees or directors as defined in the Company’s Code of Business Conduct and Ethics, which is maintained on the Company’s web site at www.americanwoodmark.com.

The Company leases its headquarters from Amwood Associates, a partnership that includes Mr. Brandt, a Director, and Ms. Stout, who beneficially owns more than 5 percent of the Company’s common stock. During fiscal year 2008, Mr. Brandt and Ms. Stout had partnership interests in Amwood Associates of 38.6 percent and 20.0 percent, respectively. The original lease commenced on March 18, 1986, and ended on March 17, 2001. The Company has twice elected to renew this lease in accordance with company policy and procedures which included approval by the Board of Directors for the latest five-year term which expires in 2011. In considering the renewal of this lease, the Company assesses the lease terms in relation to market terms for comparable properties. Based upon this review, the Company believes that the rent under the lease is in line with market rates that could be obtained from unaffiliated third parties. Current rental payments are $37,794 per month and are subject to annual increases, not to exceed 7 percent, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2008, the Company made aggregate payments under the lease in the amount of $444,605. As of April 30, 2008, the aggregate remaining lease payments due under this lease until its expiration, exclusive of potential Consumer Price Index adjustments, were $1,322,778.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed the Company’s unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2008, with management and KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, as well as on the effectiveness of the Company’s internal control over financial reporting. The Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees.” The Committee has discussed KPMG LLP’s independence from management and the Company.

The Committee discussed and approved the audit scopes and plans of the Company’s internal auditor and KPMG LLP for their respective audits. The Committee met with the Company’s internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the year ended April 30, 2008, be included in the Company’s Annual Report on Form 10-K. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2009 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Kent J. Hussey, Chairperson

G. Thomas McKane

Carol B. Moerdyk

Independent Auditor Fee Information

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are:

	2008	2007
Audit Fees	$475,000	$504,000
Audit-Related	37,500	26,500
Tax Fees	5,000	4,750
All Other Fees	0	0

Total	$517,500	$535,250

Audit Fees include fees associated with the annual audit of the Company’s financial statements, and internal control over financial reporting, as well as reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Audit-Related Fees are incurred for employee benefit plan financial statement audits.

Tax Fees include fees pertaining to tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by any independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to that year, the Audit Committee must approve each permitted service before KPMG LLP or another independent registered public accounting firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports those approvals to the Committee at its next scheduled meeting. During fiscal year 2008, all audit fees, audit-related fees, tax fees, and other fees were pre-approved or approved in advance by the Audit Committee.

ITEM 2 - RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2009, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ITEM 3 - REAPPROVAL OF SHAREHOLDER VALUE PLAN FOR EMPLOYEES AS AMENDED

Introduction

The Shareholder Value Plan for Employees (the “Plan”) was approved by the Company’s shareholders on August 20, 1996, and an amendment to the Plan was approved by shareholders on August 24, 1999. The Plan provides for payment of incentive compensation to certain eligible employees if performance goals set by the Compensation Committee of the Board of Directors pursuant to the terms of the Plan are met.

The Company is submitting the Plan to shareholders for approval of certain technical changes described below so that the Company can continue to deduct amounts paid to eligible employees under the Plan for federal income tax purposes, without regard to a special deduction limit on compensation. Under Section 162(m) of the Internal Revenue Code and related regulations, publicly-traded companies are subject to a $1 million limit on the amount of compensation that they may deduct for compensation paid during a taxable year to their chief executive officer and to each of their next four most highly compensated officers. Performance-based compensation that meets certain requirements is not subject to the $1 million deduction limit.

For compensation to be performance-based, and therefore exempt from the $1 million deduction limit under Section 162 (m), it must be paid solely on account of the attainment of one or more pre-established performance goals. In addition, the material terms of such performance goals must be disclosed to and approved by a majority of the Company’s shareholders. If the committee that administers the performance goals has the discretion to change targets under the performance goals after shareholders have approved the performance goals, the material terms of the performance goals must be disclosed to and reapproved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

As described below, the Compensation Committee has the authority to establish targets for the performance goal under the Plan. As a result, the Plan must be reapproved by shareholders this year in order for amounts payable under the Plan in future years to continue to be exempt from the $1 million deduction limit described above. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

Description of the Plan

All management employees of the Company are eligible to participate in the Plan. The Compensation Committee designates which management employees will participate for a particular year. In prior years, the Compensation Committee has designated the chief executive officer, the next four most highly compensated officers of the Company, as well as approximately sixty other management employees of the Company, to participate in the Plan.

Under the Plan, the Compensation Committee grants award units to the designated employees with respect to a three-year performance period. Generally, a new performance period begins each May 1. The dollar value, or range of dollar values, for an award unit is based on a performance goal set by the Compensation Committee. The performance goal is a target percentage, or range of target percentages, expressed in terms of the Company’s total shareholder return compared to the total shareholder return of a comparison group of companies. Total shareholder return is defined as the increase in the average trading price of a company’s share of common stock during the month in which performance period ends over the average trading price of a share of the Company’s common stock during the month preceding the first day of the performance period, plus the value of distributions and dividends, if any, paid on such share of stock during the performance period, and is expressed as a percentage annualized rate of return for the performance period. The comparison group is designated by the Compensation Committee at the beginning of the performance period and is fixed for the entire performance period. The comparison group will be the publicly-traded companies in one of the following indices: (1) the S&P Home Furnishings and Appliance Index, (2) the Russell 2000 Index, or (3) any other similar nationally recognized index which the Compensation Committee determines constitutes a comparable group of companies with the Company.

The Company wishes to amend the Plan to specifically provide that the performance goals are expressed in terms of the Company’s total shareholder return compared to the total return of the comparison group. If the Company’s performance falls below the comparison group over the performance period, no payouts will be made. If the Company’s performance equals the performance of the comparison group, a payout will be made equal to the threshold amount of the award. If the Company’s performance exceeds the performance of the comparison group, a payout will be made equal to a specified award amount. Prior to this amendment, the performance goals were expressed more generally in terms of the rank of the Company’s total shareholder return as a percentile within the total shareholder returns of the companies which comprised the comparison group. The Compensation Committee has the discretion to establish the performance goal percentile target, or range of targets, for award units granted for a specified performance period. In addition, the Compensation Committee has the discretion to assign the award unit value for each performance goal, or range of targets, for each performance period.

For example, for the three-year performance period beginning May 1, 2008, the range of potential values assigned to award units by the Compensation Committee ranges from $0 to $3,000 per unit, based upon the Company’s total shareholder return compared with the total return of the Russell 2000 Index. For example, if the Company’s total shareholder return for the performance period is 20 percent and the total return of the Russell 2000 Index’s is 15 percent, then the Company’s performance would exceed the comparison group by 5 percentage points (i.e., 20 percent minus 15 percent). Based upon the award values adopted by the Compensation Committee, the award value would equate to $1,000 per shareholder value unit in this instance. Exhibit A to the Plan contains the range of potential awards for each level of company performance for the performance period that commenced May 1, 2008.

In the event that the Company experiences a change in control, any performance period which has not already ended will be deemed to have ended on the last day of the month immediately preceding the month in which the change of control occurs. The Compensation Committee (or its successor) is required, within 90 days after the change of control, to determine the amount of the awards payable to participants pursuant to the terms of the Plan and to pay those amounts to participants. In general, a change in control of the Company means:

•	the acquisition of 50 percent or more of the Company’s common stock or voting securities by a person or group,

•	any tender or exchange offer, merger or other business combination, or sale of assets in which the Company is not the survivor, or

•	a liquidation of the Company.

Payment of Awards

Before any award may be paid, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the Plan have been satisfied. No payment will be made unless and until the Compensation Committee makes that certification. Even though the performance goals have been met, the total award payable to a participant for any performance period may not exceed $750,000.

All awards are to be paid as soon as administratively practicable following the last day of the performance period to which the award relates (except as described above in the case of a change of control); provided however that in all cases payments, if any will be made during the period on or after April 30 and on or before December 31 of the calendar year in which the performance period ends. A participant shall receive no award if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability or retirement or the sale or other disposition of the business unit in which the participant is employed. If the participant’s employment terminates because of the occurrence of one of these events, a prorated award will be paid based on the number of full months during the performance period before the date of that event.

Award Information

The following grants were made to the named executive officers and to the following groups of people under the Plan during the fiscal year ended April 30, 2008.

Name and Position	Number of Shareholder Value Plan Units Awarded in 2008 Fiscal Year	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Shareholder Value Plan
			Threshold	Target	Maximum
James J. Gosa, Chairman of the Board	0	5/1/07 to 4/30/10	$0	$0	$0

Kent B. Guichard, President and Chief Executive Officer	81	5/1/07 to 4/30/10	40,500	81,000	243,000

Jonathan H. Wolk, Vice President and Chief Financial Officer	54	5/1/07 to 4/30/10	27,000	54,000	162,000

S. Cary Dunston, Senior Vice President Manufacturing and Logistics	55	5/1/07 to 4/30/10	27,500	55,000	165,000

Executive Officers as a Group	190	5/1/07 to 4/30/10	95,000	190,000	570,000

Non-Executive Officer Employee Group	447	5/1/07 to 4/30/10	223,500	447,000	1,341,000

Administration

The Plan is administered by the Compensation Committee of the Board of Directors, which must consist solely of two or more “outside directors,” as that term is defined for purposes of Internal Revenue Code Section 162(m). The Compensation Committee has the authority to establish performance goals and award unit values under the Plan, as described above.

Amendment and Termination

The Board may amend or terminate the Plan at any time as it deems appropriate; provided that (a) no amendment or termination of the Plan after the end of a performance period may increase or decrease the awards for the performance period just ended, and (b) to the extent required to meet the requirements of the performance-based compensation exception of Internal Revenue Code Section 162(m), any amendment that makes a material change to the Plan must be approved by the shareholders of the Company. The Board is specifically authorized to amend the Plan as necessary or appropriate to comply with Internal Revenue Code Section 162(m).

Federal Income Tax Consequences

A participant will not incur federal income tax until a cash payment is made pursuant to the Plan. The income recognized will be subject to income tax withholding by the Company. The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of the award recognizes ordinary compensation income in connection with that payment. The terms of the Plan and the manner in which it is administered are intended to comply with Internal Revenue Code Section 162(m) (as discussed above), that generally imposes a $1 million limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its other four most highly paid officers, so that payments under the Plan will qualify for the exception for performance-based compensation. If for any reason the Plan or the administration thereof is determined not to meet the requirements of Internal Revenue Code Section 162(m), and regulations thereunder, for any performance period, the payments made with respect to unit awards for that year may not be deductible, in part or in whole, by the Company.

Vote Required

The reapproval of the Plan as amended requires the affirmative vote of the holders of a majority of the votes cast for or against the proposal at the Annual Meeting. Abstentions and Broker Shares that are not voted will not be considered cast either for or against this matter and, therefore, will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO REAPPROVE THE SHAREHOLDER VALUE PLAN FOR EMPLOYEES AS AMENDED.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in the manner as they deem proper.

At this time, management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2009 ANNUAL MEETING

The Company plans to hold its 2009 Annual Meeting in August 2009. All proposals submitted by shareholders for presentation at the 2009 Annual Meeting must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, the Company’s bylaws provide that for business to be properly brought before the Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2009 Annual Meeting, the notice must be received no later than March 17, 2009. The shareholder’s must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books,

•	the number of shares of stock of the Company beneficially owned by the shareholder,

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and

•	any interest that the shareholder may have in such business.

A proposal that any shareholder desires to have included in the proxy statement for the 2009 Annual Meeting of shareholders must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals and be received by the Company no later than March 17, 2009.

If the Company does not receive notice at its principal offices on or before May 29, 2009, of a shareholder proposal for consideration at the 2009 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 10, 2008

Appendix A

AMERICAN WOODMARK CORPORATION

SHAREHOLDER VALUE PLAN FOR EMPLOYEES

Amended and Restated May 1, 2008

1.	PURPOSE

On May 14, 1996, the Board of Directors of the Company adopted the Shareholder Value Plan For Employees (the “Plan”) to provide incentive-based cash benefits for eligible participants if the performance goals fixed by the Committee pursuant to the terms of the Plan are met. The Plan is subject to approval by Company shareholders and is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and regulations thereunder, so that cash compensation received pursuant to the Plan will be incentive compensation excludable from the $1 million limitation on deductible compensation. The Plan is now amended and restated to (i) comply with the deferred compensation requirements of Section 409A of the Internal Revenue Code, and (ii) make any additional changes as deemed necessary or appropriate as determined by the Committee (defined below). The Plan is amended and restated effective May 1, 2008.

2.	DEFINITIONS

As used in the Plan, the following terms have the meanings indicated:

(a)	“Award Table” means a table similar in type to Exhibit A with changes necessary to adapt the table to the performance criteria selected by the Committee for the Performance Period and to display other objective factors necessary to determine the amount, if any, of the award for the Performance Year.

(b)	“Award Unit” means a measure of value fixed by the Committee with respect to each Performance Period whose value will be based upon the extent to which the Performance Goal set by the Committee for the Performance Period has been achieved.

(c)	“Board” means the board of directors of the Company.

(d)	“Change of Control” means:

(i)	The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term unrelated person means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a person means an individual, entity or group, as that term is used for purposes of the Act.

(ii)	Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

(iii)	A liquidation of the Company.

Notwithstanding the foregoing, Change in Control as defined above shall not have occurred unless the transaction or event meets the requirements for a Change in Control as defined in Code Section 409A and the Treasury Regulations thereunder.

(e)	“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

(f)	“Committee” means the committee appointed by the Board as described in Section 6.

(g)	“Company” means American Woodmark Corporation, a Virginia corporation.

(h)	“Company Stock” means the common stock of the Company.

(i)

“Comparison Group” means as designated by the Committee in its sole discretion, the publicly traded corporations that are included in either: (i) the S&P Home Furnishings and Appliance Index of companies, (ii) the Russell 2000 Index®, or (iii) any other nationally recognized index in which the Company is included.

(j)	“Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee shall determine whether a Participant is disabled for this purpose in it sole discretion, provided that a Participant will be deemed disabled if determined to be totally and permanently disabled by the Social Security Administration.

(k)	“Fair Market Value” means, on any given date, the closing price on such date as reported on the NASDAQ National Markets Transactions Tape. In the absence of any such closing price, fair market value means the closing price of a share of Common Stock on the next day traded the Common Stock is traded. In the absence of such closing price or if shares of Common Stock are no longer traded on NASDAQ, the fair market value shall be determined by the Committee using any reasonable method in good faith.

(l)	“Participant” means any person eligible to receive a cash award under the Plan as designated in Section 3 of the Plan.

(m)	“Performance Goal” means for the three-year Performance Period beginning May 1, 1996 the amount of Total Shareholder Return computed for a share of American Woodmark Corporation common stock specified by the Committee that when expressed as a percentage and compared with the Comparison Group falls within the ranking scale between the 50th percentile and including the 90th percentile for such Performance Period. For Performance Periods beginning after April 30, 1997, the term generally means Total Shareholder Return as described in the preceding sentence with such adjustments to percentages in the ranking scale as the Committee deems appropriate for the Performance Period. For Performance Periods after April 30, 2008, the term means the Total Shareholder Return compared to the total return of the Comparison Group. No awards shall be payable unless the Total Shareholder Return for the Performance Period exceeds the total return for the Comparison Group. The total return for the Comparison Group will be determined for each Performance Period as the increase in the average Comparison Group price during the month in which ends the Performance Period (the ending price) over the average Comparison Group price during the month preceding the first day of the Performance Period (the beginning price).

(n)	“Performance Period” means three consecutive Performance Years.

(o)	“Performance Year” means the period which is also the Company’s fiscal year.

(p)	“Plan” means the American Woodmark Corporation Shareholder Value Plan For Employees.

(q)	“Retirement” or “Retires” means the termination of employment of a Participant on or after the Participant’s Early Retirement Date under the Company’s Pension Plan for reasons other than death.

(r)	“Total Shareholder Return” means for each Performance Period (1) the increase in the average closing trading price of a share of common stock during the month in which ends the Performance Period (the ending price) over the average closing trading price of a share of common stock during the month preceding the first day of the Performance Period (the beginning price), plus (2) the value of dividends or other distributions with respect to a share of common stock during the Performance Period, expressed as an annualized rate of return for the Performance Period.

3.	PARTICIPATION

Management employees designated by the Committee shall be eligible to participate in the Plan. The Committee shall award to each Participant with respect to each Performance Period the number of Award Units which shall be a component in measuring the value of the Participant’s incentive payment.

4.	DETERMINATION OF AWARDS

(a)	Before the beginning of each Performance Period, except as provided in below, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the Performance Period, the Performance Goal and all other relevant objective components for determining whether an incentive payment will be due and, if so, the amount of the incentive payment. Incentive payments are based on the value of each Award Unit for the Performance Period if and to the extent the Performance Goal is achieved. The Performance Goal shall be the attainment of a target percentage or range of target percentages of the Performance Goal for the Performance Period. The amount payable to a Participant for the Performance Period will be determined from the Award Table as the product of the number of Award Units assigned to the Participant multiplied by the value of each Award Unit as of the end of the Performance Period. The Committee may establish such threshold requirements for the payment of an award and limitations on the amount of the award as the Committee shall deem appropriate. Once fixed, the Performance Period, the Performance Goals and targets for a Performance Period may not be modified after the Performance Period begins.

(b)	Before any award may be paid for a Performance Period, the Committee shall certify that the Performance Goals and any other requirements of the Plan have been satisfied for the Performance Period. No payments shall be made unless and until the Committee makes this certification. Once the payment has been made pursuant to the certification, such certification and payment shall not be subject to change because of the occurrence of subsequent events or discovery of facts not known or not reasonably foreseeable at the time the certification is made.

(c)	Even though the Performance Goals have been met, no award to a Participant with respect to a Performance Period shall exceed $750,000.

5.	PAYMENT OF AWARDS

(a)	If the Committee has made the certification required pursuant to Section 4(b), subject to Section 4(c), awards shall be paid as soon as administratively practicable following the Performance Period to which the Award relates; provided however that in all cases such payment will be made during the period on or after April 30th and on or before December 31st of the calendar year in which the Performance Period ends. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

(b)	A Participant shall not receive an award if the Participant’s employment with the Company and its subsidiaries terminates prior to the last day of the Performance Period for any reason other than death, Retirement, Disability, or a Change in Control of the Company. For purposes of the Plan, a Participant’s employment shall “terminate” if the Participant has a good-faith, complete termination of his or her service relationship with the Company (and all entities that would be treated as a single employer with the Company under Sections 414(b) or (c) of the Code, using a 50% ownership rather than an 80% ownership standard) in accordance with Section 1.409A-1(h) of the Treasury Regulations. A Participant who terminates employment for one of the reasons described in the first sentence of this paragraph (b) shall be eligible to receive a prorata award, if an award is otherwise payable pursuant to Section 4, based on the ratio that the number of full months elapsed during the Performance Period to the date the event occurred bears to 36 or such greater number of months in the Performance Period. A Participant shall not forfeit an award if the Participant’s employment terminates after the end of the applicable Performance Period, but prior to the distribution of the award, if any, for such year.

(c)	If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the personal representative of the Participant’s estate.

(d)	All such awards which are due and owing to a Participant (or his or her beneficiary or estate) will be paid in the form of a lump sum cash payment.

6.	ADMINISTRATION

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), which shall be comprised solely of two or more “outside directors,” as that term is defined for purposes of Code Section 162(m).

(b)	The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, no member of the Committee shall be eligible to participate in the Plan.

(c)	If any member of the Committee fails to qualify as an “outside director” or otherwise meet the requirements of this section, such person shall immediately cease to be a member of the Committee solely for purposes of the Plan and shall not take part in future Committee deliberations.

(d)	The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction, and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7.	RIGHTS

Participation in the Plan and the right to receive cash awards under the Plan shall not give a Participant any proprietary interest in the Company, any subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the right of the Company and its subsidiaries to discharge a Participant at any time for any reason whatsoever, with or without cause.

8.	SUCCESSORS

The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest. In the event of a Change of Control, each Performance Period which has not ended prior to the date of the Change of Control shall be deemed to have ended on the last day of the month immediately preceding the month in which the Change of Control occurred. The Committee, or any successor thereto, shall determine the awards payable to Participants pursuant to Section 4 for such Performance Periods. Within no later than 90 days following the date of the Change of Control, the Committee (or its successor) shall determine whether the Performance Goals for such Performance Periods have been satisfied and shall pay the appropriate awards in lump sum amounts to the Participants.

9.	AMENDMENT AND TERMINATION

The Board may amend or terminate the Plan at any time as it deems appropriate; provided that (i) no amendment or termination of the Plan after the end of a Performance Period may increase or decrease the awards for the Performance Period just ended, and (ii) to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Company. The Board is specifically authorized to amend the Plan and take such other actions as necessary or appropriate to comply with Code Section 162(m) and regulations issued thereunder, and to comply with or avoid administration of the Plan in a manner that could cause a Participant to incur liability under Section 16(b) of the Securities Exchange Act of 1934 and regulations issued thereunder or Code Section 409A.

10.	INTERPRETATION

If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation or fail to meet the deferred compensation requirements of Code Section 409A, then that provision of the Plan shall be void and of no effect. The Plan shall be interpreted according to the laws of the Commonwealth of Virginia.

Exhibit A

AWARD TABLE

PERFORMANCE PERIOD BEGINNING 5/1/08 AND ENDING 4/30/11

BASIS FOR PERFORMANCE GOAL MEASUREMENT: TOTAL SHAREHOLDER RETURN

	PERCENTAGE BY WHICH COMPANY PERFORMANCE EXCEEDS PERFORMANCE OF RUSSELL 2000 INDEX®	AWARD UNIT VALUE
THRESHOLD	Total Shareholder Return Equal to Return on Russell 2000 Index (“RI”)	$500
	2.5%	700
TARGET	5.0%	1,000
	7.5%	1,300
	10.0%	1,600
	12.5%	1,950
	15.0%	2,300
	17.5%	2,650
MAXIMUM	20.0%	3,000

AWARD DERIVATIONS

Before the beginning of each Performance Year, the Committee will complete and evidence in writing the following process relative to Plan administration for the Performance Year.

1.	Specify the Performance Period beginning and ending dates.

2.	Specify any additions or changes in participation and assign Award Units to Participants.

3.	Specify the comparison group for determining the Company’s performance for the purpose of determining whether a cash award will be payable under the Plan for the Performance Year.

4.	Fix Award Unit values in relation to Performance Goal and target levels.

5.	Fix Threshold Performance Goal rank below which no award is payable.

6.	Fix percent of Target Award rank.

7.	Fix maximum Performance Goal rank which results in maximum permitted award.

8.	If the Company performance for a Performance Period falls between the percentages listed above, the award value will be interpolated.

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION

August 21, 2008

Please complete, sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect nine directors to serve a one-year term on the Company’s Board of Directors.

NOMINEES:

FOR ALL NOMINEES William F. Brandt, Jr. Martha M. Dally

WITHHOLD AUTHORITY FOR ALL NOMINEES James G. Davis, Jr. James J. Gosa Kent B. Guichard

FOR ALL EXCEPT (See instructions below) Daniel T. Hendrix Kent J. Hussey G. Thomas McKane Carol B. Moerdyk

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2009;

3. To consider and vote upon a proposal to reapprove the Shareholder Value Plan for Employees as amended and restated May 1, 2008; and

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 21, 2008

The undersigned hereby appoints Martha M. Dally and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 25, 2008, at the annual meeting of shareholders to be held on August 21, 2008, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

(Continued and to be signed on the reverse side)